UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          SEC File Number 0-28416

                                 FORM 12b-25
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                          NOTIFICATION OF LATE FILING
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                                   Form 10-KSB
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                      For Period Ended:  September 30, 2002

                 [X]     Transition Report on Form 10-KSB

             For the Transition Period Ended;_September, 2002___

     Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.
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      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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                        PART I - REGISTRANT INFORMATION
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                               ValCom, Inc.
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                          (Full Name of Registrant)

                                ValCom, Inc.
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                          (Former Name if Applicable)

                          26030 Avenue Hall Sudio #5
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          (Address of Principal Executive Office (STREET AND NUMBER)

                         Valencia, California 91355
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                         (City, State and Zip Code)

                     PART II - RULES 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

 X       (a)   The reasons described in reasonable detail in Part III of this
- ---          form could not be eliminated without unreasonable effort or expense;

 X       (b)   The subject annual report, semi-annual report, transition
- ---          report on Form 10-KSB, will be filed on or before the fifteenth calendar day following the prescribed due date; and

 __      (c)   The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.


                              PART III - NARRATIVE
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Stated below in reasonable detail the reasons why the Form 10-KSB could not be filed with the prescribed time period. (Attach Extra Sheets if Needed)

DUE TO FINALIZING REGISTRANT'S FINANCIAL STATEMENTS.
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                          PART IV - OTHER INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification

            Vince Vellardita          661                   257-8000
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                  (Name)            (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no identify report(s).
        XX Yes   __ No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
        report or portion thereof?       Yes   X  No
                                      ---      ---

        If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

         As a result of changing auditors.

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                               ValCom, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  December 30, 2002              By /s/  Vince Vellardita
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                                       President & CEO